OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

United Auto Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1. Title of each class of securities to which transaction applies:

2. Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4. Proposed maximum aggregate value of transaction:

5. Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1. Amount Previously Paid:

2. Form, Schedule or Registration Statement No.:

3. Filing Party:

4. Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Preliminary Proxy

To Our Stockholders:
      We are pleased to invite you to attend the annual meeting of stockholders of United Auto Group, Inc. to be held at 9:00 a.m., Pacific Daylight Time on May 3, 2006, at Wynn Las Vegas, the site of Penske Wynn Ferrari Maserati, one of our world-class automotive dealerships. Wynn Las Vegas is located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada.
      The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be voted upon at the meeting. The annual meeting provides an excellent opportunity for stockholders to become better acquainted with UnitedAuto and its directors and officers, and I hope that you will attend.
      Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support of UnitedAuto.

Sincerely,

Roger S. Penske
Chairman of the Board and
Chief Executive Officer
Bloomfield Hills, Michigan
March      , 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 3, 2006

       We will hold our annual meeting of stockholders at 9:00 a.m., Pacific Daylight Time on May 3, 2006, at Wynn Las Vegas, the site of Penske Wynn Ferrari Maserati, one of our world-class automotive dealerships. Wynn Las Vegas is located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada. The agenda items for approval at the meeting consist of:

(1)	the election of twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

(2)	the amendment of our certificate of incorporation to increase the number of authorized shares of voting common stock from 80,000,000 to 240,000,000; and

(3)	the transaction of such other business as may properly come before the meeting.
      Stockholders of record as of March 20, 2006 can vote at the annual meeting and any postponements or adjournments of the annual meeting. We will make available for inspection a list of holders of our common stock as of the record date during business hours from April 17, 2006 through May 3, 2006 at our principal executive offices, located at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302. This proxy statement and the enclosed proxy card are first being distributed on or about March      , 2006.
      Your vote is very important. Please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope or otherwise cast your vote. Your prompt voting will ensure a quorum. You may revoke your proxy and vote personally on all matters brought before the annual meeting.

By Order of the Board of Directors,

Shane M. Spradlin
Vice President and Secretary
Bloomfield Hills, Michigan
March      , 2006

ABOUT THE MEETING

Q.	What am I voting on?

A. Proposal 1:	Election of twelve directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified.

A. Proposal 2:	Amendment of our certificate of incorporation to increase the number of authorized shares of voting common stock from 80,000,000 to 240,000,000.

Q.	Who can vote?

A.	Common stockholders of UnitedAuto as of the close of business on the record date, March 20, 2006, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 20, 2006, there were shares of our common stock outstanding.

Q.	How do I vote before the meeting?

A.	By completing, signing and returning the enclosed proxy card.

Q.	May I vote at the meeting?

A.	You may vote at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

Q.	Can I change my mind after I vote?

A.	You may change your vote at any time before the polls close at the meeting by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to the Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q.	What if I return my proxy card but do not provide voting instructions?

A.	Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the twelve nominees for director, (2) FOR the amendment to our certificate of incorporation to increase the number of authorized shares of voting common stock from 80,000,000 to 240,000,000, and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q.	Will my shares be voted if I do not provide my proxy instruction form?

A.	If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares. If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors and the amendment to our certificate of incorporation are considered routine matters for which brokerage firms may vote without specific instructions.

Q.	May stockholders ask questions at the meeting?

A.	Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q.	How many votes must be present to hold the meeting?

A.	Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 20, 2006 must be present in person or by proxy at the meeting ( shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q.	How many votes are needed to approve UnitedAuto’s proposals?

A.	Regarding proposal 1, the nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact on the election of directors. Regarding proposal 2, the affirmative vote of holders of a majority of the outstanding shares of common stock ( shares) will be required for approval of the amendment to our certificate of incorporation and abstentions and broker non-votes will have the effect of voting against the proposal.

Q.	What is UnitedAuto’s policy regarding director attendance at the annual meeting?

A.	We encourage all of our directors to attend the annual meeting. In 2005, all of our directors attended the annual meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS
      Proposal 1 to be voted on at the annual meeting is the election of the following twelve director nominees, each of whom is recommended by our Nominating and Corporate Governance Committee and Board of Directors. If elected, each of these nominees will be elected to serve a one-year term and will be subject to re-election at next year’s annual meeting. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.
Our Board of Directors Recommends a Vote “FOR” Each of The Following Nominees:

John D. Barr — CEO, Papa Murphy’s International, Inc.	Mr. Barr, 57, has served as a director since December 2002. Mr. Barr has been the Chief Executive Officer of Papa Murphy’s International, Inc., a take-and-bake pizza chain, since April 2005 and its Vice Chairman since July 2004. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with The Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. Mr. Barr is a director of Performance Transportation Systems, Inc., Clean Harbors, Inc., James Hardie Industries, NV and UST, Inc.

Michael R. Eisenson — Managing Director and CEO of Charlesbank Capital Partners, L.L.C	Mr. Eisenson, 50, has served as a director since December 1993. He is a Managing Director and CEO of Charlesbank Capital Partners L.L.C., a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of Catlin Group Limited, Playtex Products, Inc. and Xenogen Corporation, as well as a number of private companies.

Hiroshi Ishikawa — Executive Vice President — International Business Development of UnitedAuto	Mr. Ishikawa, 43, has served as a director since May 2004 and our Executive Vice President — International Business Development since June 2004. Previously, Mr. Ishikawa served as the President of Mitsui Automotive North America, Inc. from June 2003 to May 2004. From October 2001 to May 2003, Mr. Ishikawa served as Vice President, Secretary & Treasurer for Mitsui Automotive North America, Inc. From March 1997 to October 2001, Mr. Ishikawa served as the Assistant General Manager, Machinery & Automotive Department, of Mitsui & Co. (U.S.A.), Inc. Detroit Office.

Robert H. Kurnick, Jr. — Vice Chairman of UnitedAuto	Mr. Kurnick, Jr., 44, has served as our Vice Chairman since March 8, 2006. From February 2000 until March 2006, Mr. Kurnick served as our Executive Vice President and General Counsel. Since January 2003, Mr. Kurnick has served as President of Penske Corporation. Employed by Penske Corporation since January 1995, Mr. Kurnick has served in various capacities, including Executive Vice President of Penske Corporation and General Counsel of Penske Capital Partners, LLC, from August 1999 to December 2002. Mr. Kurnick is also a director of Penske Corporation.

William J. Lovejoy — Manager of Lovejoy & Associates	Mr. Lovejoy, 65, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North

American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (“GMAC”) and ultimately President of GMAC in 1990.

Kimberly J. McWaters — CEO of Universal Technical Institute, Inc.	Ms. McWaters, 41, has served as a director since December 2004. Since October 2003, Ms. McWaters has served as CEO of Universal Technical Institute, Inc. (“UTI”), a nationwide provider of technical educational training for students seeking careers as professional automotive technicians. Since February 2000, Ms. McWaters has served as President of UTI. From 1984 until 2000, Ms. McWaters held several positions at UTI including vice president of marketing and vice president of sales and marketing.

Eustace W. Mita — Chairman of Achristavest Properties, LLC	Mr. Mita, 51, has served as a director since August 1999. Since October 2002, Mr. Mita has been chairman of Achristavest Properties, LLC, a developer of waterfront properties in New Jersey, Maryland and Pennsylvania, and CEO of Mita Management, L.L.P., a closely held company with interests in the automotive and real estate industries. From April 2000 until October 2001, Mr. Mita served as the Executive Vice President of The Reynolds and Reynolds Company and had been General Manager of Reynolds Transformation Services since May 2000. Prior thereto, Mr. Mita served as President and Chief Executive Officer of HAC Group, LLC, an automobile training and consulting company with worldwide operations in nineteen countries, acquired by The Reynolds and Reynolds Company in 2000. In 1994, Mr. Mita founded Mita Leasing, a unique concept in automotive retailing and leasing, now celebrating its 20th anniversary. Mr. Mita is also a director of The Reynolds and Reynolds Company and a founding director of First Republic Bank.

Lucio A. Noto — Retired Vice Chairman of ExxonMobil Corporation	Mr. Noto, 67, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and CEO of Mobil Corporation, where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of International Business Machines Corporation, the Altria Group, Inc. and Shinsei Bank. Mr. Noto is a member of the Temasek Technologies (Singapore) International Advisory Counsel.

Roger S. Penske — Chairman of the Board and CEO of UnitedAuto and Penske Corporation	Mr. Penske, 69, has served as our Chairman and CEO since May 1999. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of Internet Brands, Inc., a private company offering online retail services, General Electric Company, and Universal Technical Institute. Mr. Penske also is a director of Detroit Renaissance and a member of The Business Council.

Richard J. Peters — Managing Director of Transportation Resource Partners, LP	Mr. Peters, 58, has served as a director since May 1999. Since January 2003, Mr. Peters has been a Managing Director of Transportation Resource Partners. From January 2000 to December 2002, Mr. Peters was President of Penske Corporation. Since 1997, Mr. Peters has also served as President and CEO of R.J. Peters & Company, LLC, a private investment company. Mr. Peters has also served as an officer and director of various subsidiaries of Penske Corporation since 1990. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990.

Ronald G. Steinhart — Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation	Mr. Steinhart, 65, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart also serves as a Trustee of the MFS/ Compass Group of mutual funds.

H. Brian Thompson — Chairman of Comsat International	Mr. Thompson, 67, has served as a Director since March 2002. Mr. Thompson is currently Chairman of Comsat International, a telecommunications services provider, and heads his own private equity investment and advisory firm, Universal Telecommunications, Inc., in Vienna, Virginia. Mr. Thompson is also the Chairman and CEO of Mercator Partners Acquisition Corporation, a publicly traded “blank check” company formed in January 2005 as an acquisition vehicle for an operating business. Mr. Thompson was previously Chairman and CEO of Global TeleSystems Group, Inc. from March 1999 through September 2000. From 1991 to 1998, Mr. Thompson served as Chairman and CEO of LCI International. Subsequent to the merger of LCI with Qwest Communications International Inc. in June 1998, Mr. Thompson became Vice Chairman of the Board for Qwest until his resignation in December 1998. Mr. Thompson was Chairman of the Irish telephone company, Telecom Eirann, in 1999 and Executive Vice President of MCI Communications Corporation from 1981 to 1990. Mr. Thompson currently serves as a member of the Board of Directors of Axcelis Technologies, Inc., Bell Canada International Inc., and Sonus Networks, Inc.

PROPOSAL 2
AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED
SHARES OF VOTING COMMON STOCK FROM 80,000,000 TO 240,000,000
      Our certificate of incorporation (the “Certificate”) presently authorizes the issuance of 107,225,000 shares consisting of 80,000,000 shares of voting common stock, par value $.0001 per share; 7,125,000 shares of non-voting common stock, par value $.0001 per share; 20,000,000 shares of class C common stock, par value $.0001 per share; and 100,000 shares of preferred stock, par value $.0001 per share. The Board of Directors has determined that the Certificate should be amended to increase the number of authorized shares of our voting common stock from 80,000,000 to 240,000,000, and has unanimously approved, subject to stockholder approval, an amendment to our Certificate to effect this increase.
      As of March 9, 2006, we had about 46,900,000 shares of voting common stock issued and outstanding; about 2,653,000 shares of voting common stock held in treasury; about 2,200,000 shares of voting common stock reserved for issuance upon the award of restricted stock or the exercise of options or other equity awards under our equity compensation plans and about 7,900,000 shares of voting common stock reserved for issuance upon conversion of our 3.5% convertible senior subordinated notes due 2026. This leaves a total of about 23,000,000 shares of voting common stock available for future issuance or reservation. There are no shares of non-voting, class C or preferred stock outstanding.
      The Board of Directors believes that an increase in the number of authorized shares of voting common stock is necessary to provide UnitedAuto with additional financial flexibility to meet its future business needs. If the proposed amendment is approved by our stockholders, we will have additional shares available for acquisitions, financings, stock option plans, stock dividends or stock splits, the reduction of indebtedness and other corporate purposes. The additional shares would be available for issuance without further stockholder approval, except as may be required by applicable law or the rules of the New York Stock Exchange. Other than as permitted or required under our equity compensation plans or the indenture governing our 3.5% convertible senior subordinated notes, we have no plans or other existing or proposed agreements or understandings to issue or reserve for further issuance the additional shares of voting common stock.
      If and when issued, the newly authorized shares of voting common stock would have the same rights and privileges as the shares of voting common stock currently authorized. The number of authorized shares of non-voting common stock, class C common stock and preferred stock would not be affected by the proposed amendment.
      The issuance of additional shares of voting common stock could have a dilutive effect on earnings per common share and on the equity and voting power of those holding shares of voting common stock at the time of issuance, as our stockholders do not have preemptive rights. In addition, the proposed amendment could have an anti-takeover effect, as additional shares of voting common stock could be issued to dilute the stock ownership and voting power of, or increase the cost to, a person seeking to obtain control of UnitedAuto. However, the proposed amendment is not being proposed for such purposes and is not in response to any known effort to accumulate shares of common stock or obtain control of UnitedAuto.
      The text of the proposed amendment to our Certificate is attached as Annex A.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED
AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE
AUTHORIZED SHARES OF VOTING COMMON STOCK FROM 80,000,000 TO 240,000,000.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

			Compensation &	Nominating &
			Management	Corporate
Name	BOD	Audit	Development	Governance	Executive

John D. Barr	X	X
Michael R. Eisenson	X	X			X
James A. Hislop	X
Hiroshi Ishikawa	X
William J. Lovejoy	X		X
Kimberly J. McWaters	X			X
Eustace W. Mita	X		X	X
Lucio A. Noto	X				X
Roger S. Penske	X				X
Richard J. Peters	X				X
Ronald G. Steinhart	X	X
H. Brian Thompson	X		X	X
No. of Meetings 2005	6	14	5	2	0
      Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Executive Committee and the Nominating and Corporate Governance Committee. The Board of Directors approved a charter for each of the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees, which charters are available on our website, www.unitedauto.com under the tab “Corporate Governance.” In addition, our Audit Committee charter is attached hereto as Annex B. The principal responsibilities of each committee are described below. All of our directors attended over 83% of our board and committee meetings in 2005 and the average attendance was 95%.
      Audit Committee. The purpose of this committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent audit of our financial statements, the engagement of the independent registered public accounting firms and the evaluation of the independent registered public accounting firms’ qualifications, independence and performance; and (iv) the fulfillment of the other responsibilities set out in the Audit Committee Charter. The Board of Directors has confirmed that all members of the Audit Committee are “independent” and “financially literate” under the New York Stock Exchange rules and applicable law, and each is an “audit committee financial expert,” as that term is defined in Securities and Exchange Commission rules.
      Compensation and Management Development Committee. The purpose of this committee is to assist the Board of Directors in discharging its responsibility relating to compensation of our directors, executive officers and such other employees as this committee may determine, succession planning and related matters. Each committee member is independent under New York Stock Exchange rules and our more stringent guidelines for director independence.
      Executive Committee. Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws. This Committee did not meet in 2005.
      Nominating and Corporate Governance Committee. The purpose of this committee is to identify individuals qualified to become members of the Board of Directors, to recommend Director nominees for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board of Directors and to address related matters. This committee also develops and recommends to the Board of Directors corporate governance principles and is responsible for leading the annual review of our corporate governance policies and the Board of Directors’ performance. Each of the Committee members is independent under New York Stock Exchange rules and our more stringent guidelines for director independence.
      Corporate Governance Guidelines. The Nominating and Corporate Governance Committee also makes recommendations concerning our corporate governance guidelines, which are posted on our website, www.unitedauto.com, under the tab “Corporate Governance.” These guidelines, and the other documents referenced in this section, are also available in print to any stockholder who requests them by calling our investor relations department at 248-648-2500.
      Lead Director. One of our governance principles is that we have a “Lead Director,” who is responsible for coordinating the activities of the other outside Directors, including the establishment of the agenda for executive sessions of the outside Directors, and who shall preside at their meetings. These sessions generally occur as part of each Board meeting and include, at least annually, a session comprised of only our independent directors. Our Lead Director is currently H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our Corporate Secretary’s office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) also will be forwarded to the Lead Director.
      Code of Conduct. We have also adopted a Code of Business Conduct and Ethics, applicable to all of our employees and directors, which is posted on our website at www.unitedauto.com under the tab “Corporate Governance.” We plan to disclose waivers for our executive officers or directors from the code on our website, www.unitedauto.com.
      Director Independence. A majority of our Board of Directors is independent. The Board of Directors has determined that Ms. McWaters and Messrs. Barr, Eisenson, Lovejoy, Mita, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange, as well as with the more stringent requirements of our guidelines for independent directors found in our corporate governance guidelines and which are set forth below. As required by New York Stock Exchange rules, our Board of Directors made an affirmative determination as to each independent director that no material relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.
      For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us (including any parent or subsidiary in a consolidated group with us). In addition to applying these guidelines, the Board of Directors considers all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.
      Under our guidelines, a director will not be independent if:

1.	the director is employed by us, or an immediate family member is one of our executive officers;

2.	the director receives any direct compensation from us, other than director and committee fees and forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.	the director is affiliated with or employed by our independent registered public accounting firms (or internal auditors), or an immediate family member is affiliated with or employed in a professional capacity by our independent registered public accounting firms (or internal auditors); or

4.	an executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.
      A director also will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million. Furthermore, a director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company that is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets. Finally, a director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than one percent of that organization’s total annual charitable receipts during its last completed fiscal year.
      Under the New York Stock Exchange rules, if a company is “controlled,” it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a “controlled company” because more than 50% of the voting power for the election of directors is held by Penske Corporation and its affiliates, and Mitsui & Co. and its affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies. A majority of our Board of Directors is independent and each of our nominating, audit and compensation committees are comprised solely of independent directors.
      Director Nominees. The Nominating and Corporate Governance Committee believes that director candidates should have certain minimum qualifications, including having personal integrity, loyalty to UnitedAuto and concern for its success and welfare, willingness to apply sound and independent business judgment and time available for UnitedAuto matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting UnitedAuto, willingness to contribute special competence to board activities, accomplishments within the director’s respective field and experience reading and understanding financial statements. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
      The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows: in the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors’ overall service to UnitedAuto during their term. In the case of new director candidates, the Committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee determines whether the nominee would be independent. The Committee then meets with each candidate individually to discuss and consider his or her qualifications and, if approved, recommends the candidate to the Board.
      The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholder proposals for nominees should be addressed to Corporate Secretary, United Auto Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302 and must comply with the procedures outlined immediately below. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.
      Stockholders who wish to recommend individuals for consideration by the committee to become nominees for election to the Board may do so by submitting a written recommendation to the Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and a list of board memberships and other affiliations of the nominee. The submission must be accompanied by a written consent of the individual to stand for election and serve if elected by the stockholders, a statement of any relationships between the person recommended and the person submitting the recommendation, and a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier. Recommendations received by December 3, 2006, will be considered for nomination at the 2007 annual meeting of stockholders. Recommendations received after December 3, 2006, will be considered for nomination at the 2008 annual meeting of stockholders.
      Director Compensation. The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive all compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the Compensation and Management Development Committee, which is composed solely of independent directors. Only directors who are not our paid employees, who we call “Outside Directors,” are eligible for director compensation, unless otherwise noted. Each Outside Director receives an annual retainer of $40,000, except for Audit Committee members, who receive $45,000. These fees are payable, at the option of each Outside Director, in cash or common stock. Our Outside Directors also receive an annual grant of 1,000 shares of restricted stock generally in the first quarter. These restricted shares vest ratably and annually over three years.
      Under our Non-Employee Director Compensation Plan, the annual retainer and restricted stock awards may be deferred in either the form of cash (for the annual retainer) and/or deferred stock units. Each deferred stock unit is equal in value to a share of common stock and ultimately paid in cash after a director retires. These stock units do not have voting rights, but do generate dividend equivalents in the form of additional stock units and are credited to the director’s account on the date the dividends are paid. Any fees deferred in cash will be held in our general funds. Interest on deferred fees is credited quarterly to the account at the then current U.S. 90 day Treasury Bill rate.
      As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. Each Outside Director also is entitled to the use of a vehicle (and company-sponsored automobile insurance relating to that vehicle), the cost of which averaged about $16,200 per Outside Director in 2005. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.
      Outside Directors are also eligible to participate in a charitable matching gift program. Under this program, we will match up to $25,000 per year in contributions by the Outside Director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our Outside Directors, we retain the tax deduction for these contributions. We contributed $122,500 under this program in 2005.
      We have ten Outside Directors and two employee directors. Directors who are also our employees receive no cash compensation for serving as directors or as members of committees. In July 2005, Roger Penske and Hiroshi Ishikawa were granted 18,663 and 1,000 shares, respectively, of restricted common stock in their capacity as our officers.
      Compensation Committee Interlocks and Insider Participation. During 2005, the Compensation and Management Development Committee was comprised of H. Brian Thompson (Chairman) and William Lovejoy. Neither of these members had any compensation committee interlocks.

EXECUTIVE OFFICERS
      Our named executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. A brief biography of Messrs. Kurnick and Penske are set forth above. Brief biographies of our other named executive officers are provided below.
      James R. Davidson, 60, has served as our Executive Vice President — Finance since May 1999, as our Executive Vice President — Accounting and Treasurer from August 1997 to May 1999, and as our Senior Vice President — Finance from February 1997 to August 1997. Prior to joining us, Mr. Davidson was an audit partner for Ernst & Young LLP, an accounting and financial advisory services firm, which he joined in 1973.
      Robert T. O’Shaughnessy, 40, has served as our Senior Vice President — Finance since July 2005. From August 1999 until July 2005, he served as our Vice President and Controller. Prior to Mr. O’Shaughnessy’s joining us in May 1997 as Assistant Controller, he was a senior manager for Ernst & Young LLP, an accounting and financial advisory services firm, which he joined in 1987.
      Paul F. Walters, 62, has served as our Executive Vice President — Human Resources since August 1999. Since July 1997, Mr. Walters has also served as Executive Vice President — Administration of Penske Corporation. Mr. Walters served as Senior Vice President of Detroit Diesel Corporation from August 1997 to December 2000.
REPORT OF THE COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE ON EXECUTIVE COMPENSATION
      Our Compensation and Management Development Committee’s responsibilities include establishing our policies regarding the compensation of our executive officers and other key employees. The committee reviews all elements of compensation for our executive officers and is responsible for the administration of our incentive equity plans. The committee is comprised only of independent directors as set forth in the listing requirements of the New York Stock Exchange, as well as in the more stringent requirements of our corporate governance guidelines. The members of the committee also qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.
      Compensation Program Objectives. Our compensation program consists of:

•	base salary;

•	annual bonus payment;

•	annual equity-based award; and

•	employee health care and other benefits, such as the use of a company vehicle.
The objectives of our compensation program are to motivate and reward our executive officers and other key employees, to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. Our executive compensation program is designed to align executive compensation practices with increasing the value of our common stock and to promote our business mission, values, strategic goals and annual objectives.
      Determination of Amounts. The committee reviews and determines all aspects of compensation for our chief executive officer. The committee also reviews and establishes appropriate compensation parameters for management given their role in the corporate structure. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. The committee reviews annual increases or decreases with a view to maintaining internal compensation consistency and external compensation competitiveness. External competitiveness is benchmarked against other publicly traded automotive retailers, and in some cases, other large automotive and other retailers. The committee does not employ outside consultants to recommend compensation levels (though it retains the authority to do so).

Base Salary. We pay base salary to set a baseline level of compensation for all employees. The salary levels for our executive officers are determined by level of job responsibility and experience, job performance and attainment of corporate objectives. The committee reviews and recommends salary levels for executive officers and certain key employees in order to maintain internal compensation consistency, external compensation competitiveness and to reflect the contributions by those employees in the prior year. In making its recommendations, the committee considers the executive’s scope of responsibilities, level of experience and individual performance, as well as the Company’s achievement of corporate objectives, performance verses the business plan and general economic factors.

Annual Bonus Payments. Each member of our senior management is eligible to receive an annual bonus payment. We pay annual bonuses to provide an incentive for future performance and as a reward for prior year’s performance. Since the annual bonus is based in part on our company-wide performance, we believe the annual bonus also focuses employees on our corporate goals designed to increase stockholder value. The committee reviews and recommends bonus payouts for our executive officers and certain other key employees based in part on management’s and the committee’s evaluation of individual performance in the prior year and the assessment of the annual performance of an individual’s business unit. Also considered are the previous year’s company-wide performance and the attainment of corporate earnings goals.

Equity Incentives. The committee believes strongly that the interests of senior management must be closely aligned with those of our stockholders. Therefore, each member of senior management is eligible to receive an incentive equity award because we believe equity grants most effectively align management’s goals with those of our other stockholders. In 2005, we continued to issue incentive compensation for our senior management team in the form of restricted stock. In recent years, we have extended the vesting period of our restricted stock grants to four years and weighted the vesting so that a majority of the award vests in the third and fourth years. We believe this provides a long-term incentive and more closely aligns the incentives for management with the interests of our long-term stockholders.

We typically grant restricted stock annually on a discretionary basis within a guideline range that takes into account the responsibilities of executive officers and key employees whose contributions and skills are important to our long-term success. Individual performance of each recipient is reviewed by management in its recommendation of awards to the committee. Annual awards are based on the evaluation of each person’s individual performance in the prior year and the assessment of the annual performance of that person’s business unit. In 2005, the committee granted approximately 171,000 shares of restricted stock to our management group, some of which has reverted back to us as employees have departed from UnitedAuto. From time-to-time, the committee also approves special equity awards based on an employee’s outstanding contributions or other factors.

Employee Benefits. We provide our employees with other benefits in order to attract and retain highly skilled employees. Our employees generally are entitled to a number of benefits such as corporate contribution toward health benefits and corporate paid life insurance. In addition, senior management is provided the use of a company vehicle, company-sponsored automobile insurance, and a tax gross-up relating to these amounts. We provide senior management with company vehicles for retention, but also to familiarize them with the vehicles we sell. With respect to health benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing corporate cost of those benefits in recent years.
      Management Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1,000,000 per year ceiling on tax-deductible remuneration paid to any one of the five most highly compensated executive officers of a publicly held corporation, unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). In 2004, our stockholders approved the United Auto Group Management Incentive Plan, designed to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the

Internal Revenue Code and that we may deduct for tax purposes. From time-to-time, the committee has approved awards under the plan, including to our Chief Executive Officer. While the committee intends to maximize the tax-efficiency of its compensation programs generally, it retains flexibility in the manner in which it awards compensation to act in our best interests and the best interests of our stockholders, including awarding compensation that may not be tax deductible.
      Other Forms of Compensation. The committee has also reviewed various other forms of executive compensation for our management. The committee is currently of the view that salary, bonus and restricted stock awards should provide the principal components of management compensation and these forms of compensation best align management’s goals with those of our stockholders. Therefore, after review, the committee has determined not to issue or grant any executive any stock options, deferred compensation in the form of a deferral of salary or bonus, or retirement benefit (other than under our all employee 401(k) plan). The committee considers the advisability of these additional types of compensation periodically and retains the flexibility to implement other forms of compensation in the future. For these reasons, our executive officers are also not entitled to any severance compensation, except as disclosed under “Executive Compensation-Employment Contracts” or upon the potential vesting of certain outstanding equity awards.
      Chief Executive Officer. In 2005, we substantially increased our revenues and income from continuing operations from 2004 levels. We successfully acquired numerous dealerships, improved our brand mix and made significant strides toward integrating those operations into our business. We made significant progress toward increasing the performance of our fixed operations, improving store appearances and developing dealership campuses. We also continued our significant same-store sales growth and we are the only U.S.-based automotive retailer with a substantial number of dealerships outside the U.S.
      In determining the compensation of Mr. Penske, the committee considered these factors and also monitors the compensation and performance of our peer companies. The committee also considered UnitedAuto’s relative stockholder return and previous year’s compensation. For these reasons, the committee recommended an increase in Mr. Penske’s base salary. However, for the second consecutive year, Mr. Penske declined the salary increase in order to more closely align his total compensation to the performance of our common stock and the interests of our shareholders. Therefore, the committee maintained Mr. Penske’s base salary at $750,000. In March 2006, the Committee awarded Mr. Penske a cash bonus of $1,000,000, as well as 23,073 shares of restricted stock valued at $1,000,000 based on the closing price on the New York Stock Exchange on the date of approval ($43.34). The bonus was based on our strong financial performance including our strong same-store sales growth, growth in earnings per share, and return on equity, as well as operational performance, such as achievements in reducing employee turnover and customer satisfaction. While the committee believes that Mr. Penske has made outstanding efforts towards our successes noted above, it has noted that Mr. Penske’s compensation is generally on par or less than those of our peer companies’ chief executive officers. Mr. Penske does not participate in the approval of his own compensation.

The Compensation & Management Development
Committee of the Board of Directors

H. Brian Thompson (Chairman)
William J. Lovejoy
Eustace W. Mita

EXECUTIVE COMPENSATION
      The following table contains information concerning annual and long-term compensation for the years indicated of our chief executive officer and each of our four other most highly compensated executive officers during 2005, collectively referred to as the “named executive officers.”
Summary Compensation Table

							Long Term Compensation
	Annual Compensation						Awards

					Other Annual		Restricted
Name and Principal Position	Year	Salary($)		Bonus($)	Compensation($)		Stock Awards (1)(2)($)

Roger S. Penske	2005	750,000		1,000,000	—		601,700
Chief Executive Officer	2004	750,000		900,000	—		225,825
	2003	750,000		1,000,000	—		225,625
Samuel X. DiFeo	2005	400,000		100,000	57,236	(5)	112,840
President and Chief	2004	400,000		200,000	116	(4)	105,385
Operating Officer	2003	400,000		200,000	552	(4)	135,375
James R. Davidson	2005	480,000		320,000	28,783	(5)	96,720
Executive Vice President —	2004	465,000		320,000	20,734	(5)	90,330
Finance	2003	450,000		300,000	15,169	(5)	108,300
Robert H. Kurnick, Jr.	2005	309,150	(3)	—	12,695	(6)	161,200
Executive Vice President	2004	265,000	(3)	—	9,276	(6)	90,330
and General Counsel	2003	239,250	(3)	—	—		108,300
Paul F. Walters	2005	288,895	(3)	—	—		96,720
Executive Vice President —	2004	445,000	(3)	—	—		90,300
Human Resources	2003	427,500	(3)	—	—		108,300

(1)	Represents the value of the award based on the closing price of our common stock on the date of grant. The restricted stock awarded on July 1, 2004 and July 12, 2005 vests annually over four years at a rate of 15%, 15%, 20% and 50%. The restricted stock awarded on May 16, 2003 vests ratably and annually over three years. We pay dividend equivalents on our outstanding and unvested restricted stock. The aggregate total number and value of restricted stock holdings as of December 31, 2005, based on the market closing price of $38.20 on such date, for our named executive officers was as follows: Roger S. Penske: 29,204 shares ($1,115,600), Samuel X. DiFeo: 8,975 shares ($342,845), Robert H. Kurnick, Jr.: 9550 shares ($364,810), and each of James Davidson and Paul F. Walters: 7,550 shares ($288,410).

(2)	The awards in the 2005 rows were received on July 12, 2005. In March 2006, we awarded each executive officer the following amounts of restricted stock (based on a closing price on March 7, 2006 of $43.34 per share) relating to performance in 2005: Roger S. Penske: 23,073 shares ($1,000,000); Samuel X. DiFeo: 1,000 shares ($43,270); each of James R. Davidson and Paul F. Walters: 3,000 shares ($129,810); and Robert H. Kurnick, Jr.: 5,000 shares ($216,350).

(3)	Messrs. Kurnick and Walters are paid directly by Penske Corporation. The amounts shown reflect that portion of the compensation of Messrs. Kurnick and Walters that was paid by us to Penske Corporation.

(4)	Represents tax allowance for life insurance sponsored by us as part of our Company wide plan. Mr. DiFeo used multiple company vehicles in the ordinary course of his employment, which use cannot be measured.

(5)	Represents the use of and tax allowance for a company vehicle and related automobile insurance, and life insurance sponsored by us as part of our company-wide plan. Of the $57,236 identified for Mr. DiFeo in 2005, $33,865 represents use of an automobile, $22,339 represents a tax allowance and $1,032 represents life insurance.

(6)	Represents an allowance for a company vehicle.

Option Grants
      We did not grant any options to purchase common stock during 2005 to our named executive officers.
Aggregated Option Exercises in 2005 and Year-End Option Values
      The following table sets forth information concerning the number and value of options held by our named executive officers on December 31, 2005, and 2005 option exercises.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In the
	Number of		Options at Fiscal		Money Options at Fiscal
	Shares		Year End (#)		Year End ($)(1)
	Acquired upon	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Roger S. Penske	—	—	460,000	—	12,758,650	—
Samuel X. DiFeo	—	—	180,000	—	3,972,650	—
James R. Davidson	—	—	7,334	—	126,512	—
Robert H. Kurnick, Jr.	25,000	392,490	—	—	—	—
Paul F. Walters	—	—	20,000	—	482,825	—

(1)	The closing price of our common stock on December 31, 2005 was $38.20.
Employment Contracts
      Mr. DiFeo served as our President and Chief Operating Officer until March 8, 2006, at which time he retired from those offices. The following is a description of Mr. DiFeo’s employment agreement as previously in effect. Pursuant to the agreement, as amended, if Mr. DiFeo’s employment were terminated as a result of death, Mr. DiFeo’s estate was entitled to receive any accrued salary and bonus and a cash payment of $0.8 million. If Mr. DiFeo were terminated without “cause” as defined in the agreement or for various reasons outlined in the agreement, including his resignation upon a change of control or his termination within six months of a change of control other than for cause, Mr. DiFeo was entitled to these same payments, as well as the benefit of a consulting agreement. While a consultant, Mr. DiFeo is entitled to compensation of $0.4 million per year, plus use of an automobile, reimbursement of expenses incurred on behalf of us and health benefits comparable to those available to our management. The agreement prohibits Mr. DiFeo from seeking or obtaining employment in the automotive industry while the consulting agreement is in effect without our consent, which consent shall not be unreasonably withheld. We are not a party to employment contracts with any of our current executive officers.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information with respect to the beneficial ownership of our common stock as of March 9, 2006 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) our chief executive officer and other named executive officers and (4) all of our directors and named executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to shares. The percentage of ownership is based on 46,885,491 shares of our common stock outstanding on March 9, 2006. Unless otherwise indicated, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person.

	Shares Beneficially
	Owned(1)

Beneficial Owner	Number	Percent

Penske Corporation(2)(3)(4)	19,069,282	40.7%
2555 Telegraph Road
Bloomfield Hills, MI 48302-0954
Penske Capital Partners, L.L.C.(3)(4)	7,657,282	16.3%
One Harmon Plaza, Ninth Floor
Secaucus, NJ 07094
Mitsui(5)	7,221,349	15.4%
2-1, Ohtemachi 1-chome, Chiyoda-ku
Tokyo, Japan
Dimension Fund Advisors, Inc.(6)	3,251,337	6.9%
1294 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
John D. Barr(7)	4,500	*
Michael R. Eisenson	13,040	*
James A. Hislop(8)	7,816,719	16.7%
Hiroshi Ishikawa	3,000	*
Kimberly J. McWaters	2,462	*
William J. Lovejoy(9)	5,000	*
Eustace W. Mita	411,954	*
Lucio A. Noto(10)	7,832	*
Roger S. Penske(11)	19,329,914	41.2%
Richard J. Peters	52,380	*
Ronald G. Steinhart	11,250	*
H. Brian Thompson	16,015	*
Samuel X. DiFeo(12)	301,700	*
James R. Davidson(13)	22,566	*
Robert H. Kurnick, Jr.	36,646	*
Paul F. Walters(14)	44,466	*
All directors and executive officers as a group (16 persons)	20,189,253	42.9%

*	Less than 1%

(1)	Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities that may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

(2)	Penske Corporation is the beneficial owner of 11,154,021 shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary, and the beneficial owner of up to 7,478,386 shares that are held by International Motor Cars Group I, L.L.C. (“IMCGI”). This number will be reduced in connection with each distribution of shares to Penske Corporation by the number of shares representing any carried interest attributable to the managing member pursuant to the operating agreement of IMCGI. Penske Corporation also has shared voting power over 436,875 shares under voting agreements. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 5) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 26,290,631 shares or 56.1%.

(3)	Penske Capital, IMCGI, International Motor Cars Group II, L.L.C. (“IMCGII”) and Penske Corporation each disclaim beneficial ownership of the shares owned by the others that may be deemed to exist.

(4)	Penske Capital has voting power with respect to 7,657,282 shares of common stock, consisting of 7,592,792 shares of common stock held by IMCGI and 64,490 shares of common stock held by IMCGII. Penske Capital is the managing member of each of IMCGI and IMCGII. The managing members of Penske Capital are Roger S. Penske and James A. Hislop. Penske Capital is obligated to cause IMCGI and IMCGII to make special distributions to each of their members in connection with the sale of those securities by the members. The non-managing member of IMCGI is Penske Corporation.

(5)	Represents the 1,444,070 shares held by Mitsui & Co., (U.S.A.), Inc. and 5,777,279 shares held by Mitsui & Co., Ltd.

(6)	Such information was reported on a Schedule 13G with the SEC filed on February 6, 2006.

(7)	Mr. Barr also owns 1,000 deferred stock units which, in accordance with SEC rules, are not reflected in the table.

(8)	Includes the 7,657,282 shares deemed to be beneficially owned by Penske Capital. Mr. Hislop is a managing member of Penske Capital. Mr. Hislop disclaims beneficial ownership of the shares beneficially owned by Penske Capital, except to the extent of his pecuniary interest.

(9)	Mr. Lovejoy also owns 3,370.81 deferred stock units which, in accordance with SEC rules, are not reflected in the table.

(10)	Mr. Noto also owns 4,832.16 deferred stock units which, in accordance with SEC rules, are not reflected in the table.

(11)	Includes the 7,657,282 shares deemed to be beneficially owned by Penske Capital, for which shares Mr. Penske may be deemed to have shared voting and dispositive power and an additional 11,590,896 shares deemed to be beneficially owned by Penske Corporation, for which shares Mr. Penske may be deemed to have shared voting and/or dispositive power. Mr. Penske is a managing member of Penske Capital and the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Capital and Penske Corporation, except to the extent of his pecuniary interest therein.

(12)	Includes options to purchase 180,000 shares of common stock.

(13)	Includes 7,334 shares issuable upon the exercise of options and 500 shares held by Mr. Davidson’s wife. Mr. Davidson disclaims beneficial ownership of all shares held by his wife.

(14)	Includes 20,000 shares issuable upon the exercise of options.

SHARE INVESTMENT PERFORMANCE
      The following graph compares the cumulative total stockholder returns on our common stock based on an investment of $100 on December 31, 2000 and the close of the market on December 31 of each year thereafter against (i) the Standard & Poor’s Index and (ii) an industry/peer group consisting of Asbury Automotive Group, Inc., AutoNation, Inc., Group 1 Automotive, Inc., Lithia Motors Inc. and Sonic Automotive Inc. The graph also assumes the reinvestment of all dividends.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG UNITED AUTO GROUP, INC., THE S & P 500 INDEX
AND A PEER GROUP

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

United Auto Group, Inc.	100.00	385.94	186.47	469.88	450.79	590.14

S&P 500	100.00	88.12	68.64	88.33	97.94	102.75

Peer Group	100.00	221.35	208.57	316.35	320.06	353.37

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee is comprised only of independent directors as set forth in the listing requirements of the New York Stock Exchange, the more stringent requirements of our corporate governance guidelines and the Securities and Exchange Commission’s additional independence requirements. In addition, our Board of Directors has determined that each of our committee members is an “audit committee financial expert,” as defined by Securities and Exchange Commission rules.
      In accordance with the Audit Committee charter, the Audit Committee has the sole authority to retain and terminate our independent registered public accounting firms. The Audit Committee is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.

      The Audit Committee took a number of steps in making this recommendation for our 2005 annual report. First, the Audit Committee discussed with our independent registered public accounting firms those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with the independent registered public accounting firms their independence and received letters and written disclosures from the independent registered public accounting firms required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees). This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with our management and the independent registered public accounting firms in advance of the public release of operating results, and the filing of our annual and quarterly reports with the Securities and Exchange Commission.
      Based on the foregoing as well as on the review and discussions referred to above and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our financial statements be included in our 2005 annual report on Form 10-K.

The Audit Committee of the Board of Directors

Michael R. Eisenson (Chairman)
John D. Barr
Ronald G. Steinhart

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
      Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) will audit our consolidated financial statements for 2006 and perform other services. Deloitte did not audit certain of our subsidiaries holding our international operations and their opinions, insofar as they relate to those operations, are based solely on the reports of the independent auditor of those operations, KPMG Audit PLC (“KPMG”). We refer to Deloitte and KPMG collectively as our independent registered public accounting firms. We paid the independent registered public accounting firms the following fees for the enumerated services in 2005, all of which services were approved by our Audit Committee.
      Audit Fees. Audit Fees in the table below include the aggregate fees for professional services rendered by the independent registered public accounting firms in connection with the audits of our consolidated financial statements, including audits of management’s assessment of internal control over financial reporting, reviews of the consolidated condensed financial statements included in our quarterly reports on Form 10-Q and other services normally provided in connection with statutory or regulatory engagements.
      Audit Related Fees. Audit Related Fees in the table below include the aggregate fees for professional services rendered by the independent registered public accounting firms in connection with registration statements, acquisition due diligence, their assurance services related to benefit plans and accounting research and consultation.
      Tax Fees. Tax Fees in the table below include aggregate fees for professional services rendered by the independent registered public accounting firms in connection with tax compliance, planning and advice.
      All Other Fees. All Other Fees in the table below include aggregate fees for all other services rendered by the independent registered public accounting firms. These fees related primarily to appraisal review services, benefits advisory services and in 2004, a review of certain operational processes at our dealerships.

	Deloitte		KPMG

	2005	2004	2005	2004

Audit Fees	$1,179,000	$1,330,000	$453,000	$542,000

Audit Related Fees	$291,000	$239,000	$28,000	$—

Tax Fees
Tax Compliance	$41,000	$128,000	—	—
Other Tax Fees	$159,000	$708,000	—	—

	$200,000	$836,000	—	—

All Other Fees	$12,000	$82,000	$75,000	$67,000

Total Fees	$1,682,000	$2,487,000	$556,000	$609,000

      The Audit Committee has considered the nature of the above-listed services provided by the independent registered public accounting firms and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with the independent registered public accounting firms and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the Securities and Exchange Commission.
      Pre-approval Policy. The Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services provided by the independent registered public accounting firms. The primary purpose of this policy is to ensure that we engage our public accountants only to provide audit and non-audit services that are compatible with maintaining independence. The Audit Committee is required to pre-approve all services performed for us by our independent registered public accounting firms and the related fees for such services. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount prior to payment, except as provided below. Our independent registered public accounting firms are prohibited from performing any service prohibited by applicable law.
      Pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. Engagement of the independent registered public accounting firms and their fees for the annual audit must be approved by the entire Audit Committee. The Chairman of the Audit Committee may independently approve services if the estimated fee for the service is less than 10% of the total estimated audit fee, or if the excess fees for pre-approved services are less than 20% of the approved fees for that service; provided, however, that no such pre-approval may be granted with respect to any service prohibited by applicable law or that otherwise appears reasonably likely to compromise the independent registered public accounting firms’ independence. Any pre-approval granted pursuant to this delegation of authority will be reviewed with the Audit Committee at its next regularly scheduled meeting. Non-audit services for which the estimated fee is greater than 10% of the audit fee must be approved by the entire Audit Committee before commencement of the service.
      It is anticipated that a representative of Deloitte will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.
RELATED PARTY TRANSACTIONS
      Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are International Motor Cars Group, I., L.L.C. (“IMCGI”), International Motor Cars Group, II, L.L.C. (“IMCGII”), Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. We refer to IMCGI, IMCGII, Penske Corporation and Penske Automotive Holdings Corp. as the Penske affiliated companies.
      In March 2004, we issued and sold 4,050,000 shares of our common stock to Mitsui in exchange for $119 million under the terms of a purchase agreement between us, Mitsui and the Penske affiliated companies. This purchase agreement also contains other agreements between the parties. The Penske affiliated companies and Mitsui have agreed to certain “standstill” provisions. Until termination of the stockholders agreement discussed below, among other things and with some exceptions, the parties have agreed not to acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of the Board of Directors or a majority of the disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, its beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, their aggregate beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.
      We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as it owns at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of UnitedAuto, as long as it owns at least 10% of our outstanding common stock. Mr. Hiroshi Ishikawa, one of our directors has been appointed as our Executive Vice President — International Business Development. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to specified limitations.
      Stockholders Agreement. Simultaneously with this purchase, Mitsui and the Penske affiliated companies entered into a stockholders agreement. Under this stockholders agreement, the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the

Penske affiliated companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates on its tenth anniversary, upon the mutual consent of the parties or when either party no longer owns any of our common stock.
      Registration Rights Agreements. In May 1999, we and IMCGI and IMCGII entered into a registration rights agreement and in December 2000, we and Penske Automotive Holdings Corp. entered into a registration rights agreement. Pursuant to these agreements, IMCGI and IMCGII and Penske Corporation each may require us on three occasions to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended (the “Securities Act”).
      In connection with the purchase of shares discussed above, in March 2004, we entered into a registration rights agreement with Mitsui. Under this agreement, Mitsui may require us on two occasions to register all or part of its common stock, subject to specified limitations. Mitsui also is entitled to request inclusion of all or any part of its common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act.
      Other Related Party Interests. James A. Hislop, one of our directors, is a managing member of Penske Capital Partners (which is the managing member of IMCGI and IMCGII), a director of Penske Corporation and a managing director of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries. Mr. Penske also is a managing member of Penske Capital Partners and Transportation Resource Partners. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Robert H. Kurnick, Jr., our Vice Chairman and a director nominee, is also the President and a director of the Penske Corporation and Paul F. Walters, our Executive Vice President — Human Resources serves in a similar human resources capacity for Penske Corporation. In 2005, Mr. Ishikawa, one of our directors, received $150,000 in compensation from us for his services as Executive Vice President — International Business Development and he also served in a similar capacity for Penske Corporation. These employees or directors receive salary, bonus and other compensation from Penske Corporation or its affiliates unrelated to their service at UnitedAuto. Eustace W. Mita and Lucio A. Noto are investors in Transportation Resources Partners.
      CarsDirect.com. In May 2000, we, along with Penske Automotive Group, Inc. (“PAG”), an automobile dealership company controlled by Roger S. Penske, entered into an operating agreement with CarsDirect.com, Inc., whereby PAG and we supply vehicles to CarsDirect.com at pre-negotiated prices through PAG’s and our respective franchised vehicle dealers. CarsDirect.com is owned by Internet Brands, Inc. (“Internet Brands”), of which Roger S. Penske is a director. During the term of the operating agreement, CarsDirect.com will offer the franchised vehicle dealers of PAG or UnitedAuto with the closest geographic proximity to the customer the first opportunity to supply the vehicle purchased through its website. As consideration for entering into the operating agreement, Internet Brands granted to PAG and us warrants to purchase 3,650,000 shares of preferred stock of CarsDirect.com, which are exercisable at various times from 2007 to 2009. We and PAG have agreed to allocate the warrants in proportion to our relative sales to CarsDirect.com under the operating agreement.
      Other Transactions. We are currently a tenant under a number of non-cancelable lease agreements with Samuel X. DiFeo and members of his family. Mr. DiFeo served as our President and Chief Operating Officer until March 6, 2006. During 2005, we paid $5.5 million to Mr. DiFeo and his family under these lease agreements. We believe that when we entered into these transactions, their terms were at least as favorable as those that could have been obtained from an unaffiliated third party negotiated on an arm’s length basis. In addition, in 2005, we paid two of Mr. DiFeo’s family members $50,000 each under multi-year consulting arrangements.
      From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including rents paid to Automotive Group Realty, LLC (“AGR”), as described below, payments to third parties made by Penske Corporation on behalf of us, for which we then reimburse Penske Corporation, payments relating to the use of aircraft from Penske Aviation Services, and payment of a racing sponsorship to Penske Racing. These transactions are reviewed annually by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. We believe that the payments relating to these transactions are on terms at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis. Aggregate payments relating to such transactions amounted to $6.1 million in 2005, excluding the payments to AGR discussed below.
      We are currently a tenant under a number of non-cancelable lease agreements with AGR. AGR is a wholly owned subsidiary of Penske Corporation. During 2005, we paid $4.7 million to AGR under these lease agreements. In addition, in 2005, we sold to AGR real property and improvements for $43.9 million which were subsequently leased by AGR to us. There were no gains or losses associated with such sales The sale of each parcel of property was valued at a price that was either independently confirmed by a third party appraiser or at the price for which we purchased the property from an independent third party. We believe that the terms of these transactions were at least as favorable as those that could have been obtained from an unaffiliated third party negotiated on an arm’s length basis.
      In February 2005, we acquired a 7% interest in a mobile vehicle washing company in exchange for $2.4 million. Transportation Resource Partners, an organization discussed above, simultaneously acquired a controlling interest in this company on the same financial terms as our investment. On April 29, 2005, we acquired a 23% interest in QEK Global Solutions (US), Inc., a provider of outsourced vehicle management solutions, in exchange for $4.5 million. Transportation Resource Partners simultaneously acquired a controlling interest in this company on the same financial terms. We and several other investors, including Transportation Resource Partners, entered into a stockholders agreement relating to this investment which, among other things, provides us with specified management rights and rights to purchase additional shares, and restricts our ability to transfer shares. We have also entered into a management agreement which provides that we and other investors (or their affiliates) are to be provided ongoing management fees. In 2005, we paid QEK Global Solutions about $384,000, principally relating to the preparation and delivery of new vehicles in the U.K.
      We are also party to operating agreements with Roger S. Penske, Jr., the son of Roger S. Penske, relating to his (1) 10% ownership investment in one of our subsidiaries, HBL, LLC, and (2) his 4.7% ownership interest in United Auto do Brasil, Ltda., of which we own about 22.7%. From time to time, we provide these subsidiaries with working capital and other debt financing and make periodic pro rata distributions from these subsidiaries to Mr. Penske, Jr., which in 2005 totaled approximately seven hundred and twelve thousand dollars. For 2005, Mr. Penske, Jr., received total compensation from us of approximately two million one hundred and sixty nine thousand dollars in his capacity as Executive Vice President — Eastern Operations, as well as 3,000 shares of restricted stock.
      Our officers and directors periodically purchase vehicles from our dealerships on fair market terms. Additionally, we hire automotive technicians who have graduated from Universal Technical Institute (“UTI”), a provider of technical education, whose Chief Executive Officer is Kimberly McWaters, one of our directors. We make no payments to UTI for these graduates and hire them on the same terms as other employers. In 2005, we purchased $64,400 of various novelty items (t-shirts, key rings, etc.) from Hislop & Associates for sale at our dealerships. Hislop & Associates is owned by the brother of James A. Hislop, one of our directors.
      In 2005, we employed the sons of Eustace Mita, one of our directors, and James Davidson, our Executive Vice President — Finance, at our dealerships as managers, for which each was compensated in excess of $60,000. In 2005, we employed the son-in-law of Paul Walters, our Executive Vice President — Human Resources, as Senior Vice President — Manufacturer Relations, for which he received compensation in excess of $60,000 in 2005.
      Since April 2003, an entity controlled by one of our directors, Lucio A. Noto (the “Investor”), has owned an interest in one of our subsidiaries, UAG Connecticut I, LLC (“UAG Connecticut I”), which entitles the Investor to 20% of the operating profits of UAG Connecticut I. From time to time, we provide UAG Connecticut I with working capital and other debt financing and make periodic pro rata distributions from

UAG Connecticut I to the Investor, which in 2005 totaled $787,400. In addition, in July 2005, the Investor paid us $200,060 pursuant to his option to purchase up to a 20% interest in UAG Connecticut I.
OTHER MATTERS
Securities Authorized for Issuance Under Equity Compensation Plans.
      The following table provides details regarding the shares of common stock issuable upon the exercise of outstanding options, warrants and rights granted under our equity compensation plans (including individual equity compensation arrangements) as of December 31, 2005.

		Weighted-average	Number of securities remaining
	Number of securities to	exercise price of	available for future issuance
	be issued upon exercise	outstanding	under equity compensation
	of outstanding options,	options, warrants	plans (excluding securities
	warrants and rights	and rights	reflected in column (A))
Plan Category	(A)	(B)	(C)

Equity compensation plans approved by security holders	703,441	$16.39	1,605,893
Equity compensation plans not approved by security holders	400,000 (1)	$10.00	0

Total	1,103,441		1,605,893

(1)	Consisted of options to purchase an aggregate amount of 400,000 shares of common stock. These options have been exercised subsequent to December 31, 2005.
Section 16(a)     Beneficial Ownership Reporting Compliance.
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, all Section 16(a) reports were timely filed in 2005.
Stockholder Nominations and Proposals for 2007.
      We must receive any proposals intended to be presented to stockholders at our 2007 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by November 23, 2006. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2007 (other than a proposal submitted for inclusion in our proxy statement) must provide us notice of the business no later than February 5, 2007.
Proxy Information.
      We do not anticipate that there will be presented at the annual meeting any business other than as discussed in the above proposals and the Board of Directors is not aware of any other matters that might properly be presented for action at the meeting. If any other business should properly come before the annual meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

      Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $5,000.
      It is important that proxies be returned promptly. Therefore, you are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope as soon as possible.
      We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2005 and any of the other documents referenced herein. Copies can be obtained from United Auto Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248/648-2500).
Dated: March      , 2006

ANNEX A
AMENDMENT TO CERTIFICATE OF INCORPORATION
      United Auto Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
      FIRST: That at a meeting of the Board of Directors of United Auto Group, Inc., resolutions were duly adopted setting forth a proposed amendment to the Third Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and subject to consideration at a meeting of the stockholders of said corporation for consideration thereof. The proposed amendment is as follows:
      RESOLVED, that the Third Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of Section 1 of Article IV thereof so that, as amended said first paragraph shall be and read as follows:
      “The total number of shares of capital stock which the Company shall have the authority to issue is 267,225,000, consisting of (i) 240,000,000 shares of Voting Common Stock, par value $0.0001 per share (the “Voting Common Stock”); (ii) 7,125,000 shares of Non-voting Common Stock, par value $0.0001 per share (the “Non-Voting Common Stock”); (iii) 20,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and, collectively with the Voting Common Stock, and the Non-Voting Common Stock, the “Common Stock”); and (iv) 100,000 shares of Preferred Stock, par value $0.0001 per share.”
      SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
      IN WITNESS WHEREOF, said United Auto Group, Inc. has caused this certificate to be signed by Shane M. Spradlin, its Secretary, this 3rd day of May, 2006.

By: Shane M. Spradlin
Its: Secretary

ANNEX B
AUDIT COMMITTEE CHARTER
October 19, 2005
I.     Statement of Purpose
      The Audit Committee is a standing committee of the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out herein. The Committee shall also prepare the report of the Committee required to be included in the Company’s annual proxy statement.
      In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.
II.     Organization

A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

B. Members. The members of the Committee shall be appointed by the Board of Directors and shall number at least three, who meet the independence, experience and expertise requirements of the New York Stock Exchange and applicable law. The Board of Directors shall also designate a Committee Chairperson. Unless otherwise determined by the Board of Directors of the Company, no Committee Member may serve on more than three Audit Committees of companies who have issued any outstanding publicly-traded equity securities.

C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required. In planning the annual schedule of meetings, the Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors and/or the head of internal audit (or internal audit service providers), without management present; to meet separately with management, without the independent auditors and/or the head of internal audit (or internal audit service providers) present; and to meet in private with only the Committee Members present.

D. Quorum; Action by Committee. A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called or held, except as specifically provided herein (or where only two members are present, by unanimous vote). Action may be delegated to a single member in compliance with applicable law, such as the approval of certain services by the independent auditors. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote).

E. Agenda, Minutes and Reports. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee Members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

F. Performance Evaluation. The Committee shall evaluate its performance on an annual basis and periodically review its criteria for such evaluation.

III.     Responsibilities
      The following shall be the principal responsibilities of the Audit Committee:

A. Engagement of Independent Auditors. The Committee shall engage the independent auditors, including in connection with any non-audit services, and oversee, evaluate and, where appropriate, replace the independent auditors. The Committee shall approve the fees paid to the independent auditors, including in connection with any non-audit services.

B. Determination as to Independence and Performance of Independent Auditors. The Committee shall review and evaluate the lead partner of the independent auditor teams. The Committee shall receive periodic reports from the independent auditors as required by the Independence Standards Board (or any successor body) regarding the auditors’ independence, which shall be not less frequently than annually. The Committee shall also obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. The Committee shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. In addition, the Audit Committee shall present its conclusions with respect to the independent auditor to the Board. The Audit Committee shall also ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and periodically consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

C. Determination as to Performance of Internal Auditors. The Committee shall annually review the experience and qualifications of the senior members of the internal auditors and the performance of the internal audit function, including any contributions by internal audit service providers. In addition, the Committee annually shall discuss the responsibilities, budget and staffing of the internal audit function with the Company’s principal independent auditor.

D. Audits by Internal and Independent Auditors. The Committee shall discuss with the internal auditor and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with management, the internal auditor and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits. The Committee shall review with management and the independent auditors management’s annual internal control report, including any attestation of same by the independent auditors. Management and the internal auditor or the audit service providers, as the case may be, shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

E. Pre-Approval of Audit and Non-Audit Services. The Committee shall periodically review its guidelines for the retention of the independent auditors for any non-audit service. The Committee shall, in accordance with such procedures, approve in advance any audit or non-audit service provided to the Company by the independent auditors, all as required by applicable law or listing standards, and subject to the exceptions set forth in applicable law or listing standards.

F. Review of Disclosure Controls and Procedures. The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

G. Review of Annual SEC Filings. The Committee shall review with management and the independent auditors the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K.

H. Review of Quarterly SEC Filings and Other Communications. The Committee shall review and discuss with management and the independent auditors the quarterly financial information to be included in the Company’s Quarterly Reports on form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and shall discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Committee shall also discuss the Company’s earnings press releases and financial information and earnings guidance periodically provided to analysts and rating agencies. Such discussion may be done generally (consisting of the types of information to be disclosed and the types of presentations to be made). The Committee shall also discuss the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement on Auditing Standards No. 71.

I. Review of Certain Matters with Internal and Independent Auditors. The Committee shall review periodically with management, the internal auditor, or the audit service providers (as the case may be) and independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

J. Consultation with Independent Auditors. The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter, or other material written communications or schedule of unadjusted differences, provided by the auditors and the Company’s response to that letter or communication. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but “passed,” regardless of materiality. The Committee shall obtain from the independent auditor assurance that the independent auditor has not detected or become aware of any illegal act and, if it has, that the Audit Committee is adequately informed in compliance with applicable law.

K. Preparation of Report for Proxy Statement. The Committee shall authorize the report of the Audit Committee to be included in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

L. Policies for Employment of Former Audit Staff. The Committee shall periodically review its guidelines for the Company’s hiring of former employees of the independent auditors, which guidelines shall meet the requirements of applicable law and listing standards.

M. “Whistleblowing” Procedures. The Committee shall periodically review its procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

N. Review of Legal and Regulatory Compliance. The Committee shall periodically review with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct and Ethics. The Committee shall also meet periodically with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

O. Review of Certain Transactions with Directors and Related Parties. The Committee shall review periodically, but no less frequently than annually, a summary of the Company’s transactions with Directors and officers of the Company and with firms that employ Directors, as well as any other material related party transactions.

P. Compliance with Code of Business Conduct and Ethics Grant of Waivers. The Committee shall review annually a summary of compliance with the Company’s Code of Business Conduct and Ethics. The Committee shall be responsible for determining whether and on what terms to grant to any Director or Executive Officer a waiver from the Company’s Code of Business Conduct and Ethics.

Q. Access to Records, Consultants and Others. The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) to retain outside legal, accounting or other consultants to advise the Committee; and (iii) to request any officer or employee of the Company, the Company’s outside counsel, internal auditor, internal audit service providers or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for the payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors or consultants employed by the Audit Committee.

R. Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such sub-committee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Proxy — United Auto Group, Inc.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby revokes all prior proxies and appoints Roger S. Penske, Robert H. Kurnick, Jr., and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Voting Common Stock, par value $0.0001 per share, of United Auto Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on Wednesday, May 3, 2006 at 9:00 a.m., Pacific Daylight Time, at Wynn Las Vegas, 3131 Las Vegas Boulevard South, Las Vegas, Nevada, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:
THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☐ Mark this box with an X if you have made
changes to your name or address details above
Annual Meeting Proxy Card
A Election of Directors
1.	The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 — John Barr	☐	☐	07 — Eustace Mita	☐	☐
02 — Michael Eisenson	☐	☐	08 — Lucio Noto	☐	☐
03 — Hiroshi Ishikawa	☐	☐	09 — Roger Penske	☐	☐
04 — Robert H. Kurnick, Jr.	☐	☐	10 — Richard Peters	☐	☐
05 — William Lovejoy	☐	☐	11 — Ronald Steinhart	☐	☐
06 — Kimberly McWaters	☐	☐	12 — Brian Thompson	☐	☐
B Issues
The Board of Directors recommends a vote FOR the following proposals:

		For	Against	Abstain
2.	Amend Certificate of Incorporation to	☐	☐	☐
Increase Authorized Voting Common Stock.

3.	To transact such other business as may	☐	☐	☐
Properly come before the meeting.

Mark this box with an X if you plan to attend the meeting.			☐
C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
     Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date: